UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_____________________________

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report:

(Date of earliest event reported)

October 11, 2012

____________________________

ATHERONOVA INC.

(Exact name of registrant as specified in charter)

Delaware

(State or other Jurisdiction of Incorporation or Organization)

000-52315 (Commission File Number)		20-1915083 (IRS Employer Identification No.)

2301 Dupont Drive, Suite 525 Irvine, CA 92612 (Address of Principal Executive Offices and zip code)

(949) 476-1100

(Registrant's telephone
number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.
Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
Item 3.02	Unregistered Sales of Equity Securities.

On October 11, 2012, the Registrant entered into Subscription Agreements with 4 accredited investors (the “Purchasers”) pursuant to which the Purchasers purchased from the Registrant an aggregate of 850,000 units at $0.50 per unit, resulting in gross proceeds to the Registrant of $425,000. Each unit consists of one share of the Registrant's common stock and an immediately exercisable Common Stock Purchase Warrant to purchase one-half of a share of the Registrant's common stock, at an exercise price of $0.625 for a term of four years from the date of issuance. The Registrant paid $34,000 and will issue 17,000 shares of the Registrant's common stock to the placement agent in fees for the offering. Except for the Subscription Agreements and the transactions contemplated thereby, none of the Purchasers had any material relationship with the Registrant.

From September 1, 2012 through October 11, 2012, the Registrant issued 2.5% Senior Secured Convertible Notes (the “Notes”) to each of W-Net Fund I, L.P. (“W-Net”), Europa International, Inc. (“Europa”) and MKM Opportunity Master Fund, Ltd. (“MKM” and together with W-Net and Europa, the “Note Holders”) for gross proceeds of $1,000,000. The Notes were issued pursuant to the Note Holders' exercise of their right to cause the Company to sell to each Note Holder its pro rata portion of an aggregate of $1,500,000 in additional Notes. The Company will issue the remaining tranche of Notes in an aggregate principal amount of $500,000 on or around October 31, 2012.

The Notes pay 2.5% interest per annum with a maturity of 4 years after issuance, and are convertible into shares of the Registrant's common stock at a per share price of $0.29. No cash interest payments are required, except that accrued and unconverted interest shall be due on the maturity date and on each conversion date with respect to the principal amount being converted, provided that such interest may be added to and included with the principal amount being converted. If there is an uncured event of default (as defined in the Notes), each Note Holder may declare the entire principal and accrued interest amount immediately due and payable. Default interest will accrue after an event of default at an annual rate of 12%. If there is an acceleration, a mandatory default amount equal to 120% of the unpaid Note principal plus accrued interest may be payable.

The Registrant's obligations under the Notes are secured by first priority security interests in all of the Registrant's assets and the assets of AtheroNova Operations, Inc., a wholly-owned subsidiary of the Registrant, including intellectual property, pursuant to a Security Agreement and an Intellectual Property Security Agreement previously entered into among the Note Holders, the Registrant and AtheroNova Operations, Inc. Upon an event of default under the Notes or such agreements, the Note Holders may be entitled to foreclose on any of such assets or exercise other rights available to a secured creditor under California and Delaware law. In addition, under a Subsidiary Guarantee, AtheroNova Operations, Inc. has guaranteed all of the Registrant's obligations under the Notes.

As previously disclosed, on May 13, 2010, the Registrant previously issued to the Note Holders Notes in the aggregate principal amount of $1,500,000, with a conversion price of approximately $0.39 which was subsequently amended to $0.29, and certain common stock purchase warrants to purchase 1,908,798 shares of the Registrant's common stock at a per share exercise price of approximately $0.39 per share. Except as disclosed above, and except for the transactions contemplated under the Notes, none of the Note Holders had any material relationship with the Registrant.

On October 11, 2012, the Registrant issued to MKM Opportunity Master Fund, Ltd., pursuant to the conversion of $281,634.83 of principal and interest underlying a Second Amended and Restated 2.5% Secured Convertible Promissory Note, 971,155 shares of the Registrant's common stock.

In issuing the shares of the Registrant's common stock, the Common Stock Purchase Warrants and the Notes, the Registrant relied upon one or more of the exemptions from registration contained in Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”), and in Regulation D promulgated under the Securities Act.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AtheroNova Inc.

Date: October 17, 2012	By:	/s/ Mark Selawski
Mark Selawski
Chief Financial Officer & Secretary

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